SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

CHURCHILL DOWNS INC

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

171484108

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 171484108	Page 2 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 322,635 (See Item 4)
	6	SHARED VOTING POWER None (see Item 4)
	7	SOLE DISPOSITIVE POWER 322,635 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,635 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 3 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 322,635
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 322,635
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,635 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 4 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 322,635
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 322,635
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,635 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 5 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 322,635
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 322,635
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,635 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 6 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 322,635
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 322,635
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,635 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 7 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 322,635
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 322,635
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,635 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 8 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund II, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 322,635
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 322,635
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,635 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 9 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Japan Unit Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 322,635
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 322,635
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,635 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 10 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 346,346
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 346,346
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,346 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.00%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 11 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 346,346
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 346,346
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,346 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.00%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 12 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Enhanced Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 346,346
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 346,346
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,346 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.00%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 13 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 23,929
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 23,929
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,929 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.14%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 14 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 23,929
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 23,929
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,929 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.14%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 15 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 23,929
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 23,929
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,929 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.14%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 16 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Lyxor/Balyasny Atlas Enhanced Fund Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,775
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 26,775
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,775 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.15%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 17 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) BAM Zie Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 225,569
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 225,569
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 225,569 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.30%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 18 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) BAM Zie Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 225,569
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 225,569
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 225,569 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.30%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 19 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) BAM Zie Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 225,569
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 225,569
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 225,569 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.30%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 20 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 945,254 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 945,254 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 945,254 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.46%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 171484108	Page 21 of 41 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 945,254 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 945,254 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 945,254 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.46%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

CHURCHILL DOWNS INC. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

600 North Hurstbourne Parkway Suite 400
Louisville, KY 40222
United States

Item 2	(a) – (c) This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd. is a Cayman corporation (“AMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(2) Atlas Global, LLC is a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 11.88% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd. is a Cayman corporation (“AGI”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AGI owns 21.19% of the equity interests in AMF.

(4) Atlas Institutional Fund, LLC is a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF LLC owns 4.22% of the equity interests in AMF.

(5) Atlas Institutional Fund, Ltd. is a Cayman corporation (“AIF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AIF, LTD owns 14.33% of the equity interests in AMF.

(6) Atlas Institutional Fund II, LLC is a Delaware limited liability company (“AIF2 LLC”), with its principal business office at 181 West Madison, Suite 3600, and Chicago, IL 60602. AIF2 LLC owns 10.08% of the equity interests in AMF.

(7) Atlas Institutional Fund II, Ltd. is a Cayman corporation (“AIF2 LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AIF2 LTD owns 25.71% of the equity interests in AMF.

Page 22 of 41 Pages

(8) Atlas Global Japan Unit Trust is a Cayman exempted unit trust (“AGJ”), with its principal business office at c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Financial Centre, 11 Dr. Roy’s Drive-3rd Floor, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. AGJ owns 6.56% of the equity interests in AMF.

(9) Atlas Enhanced Master Fund, Ltd. is a Cayman corporation (“AEMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

(10) Atlas Enhanced Fund, L.P. is a Delaware limited partnership (“AEF LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AEF LP owns 23.56% of the equity interests in AEMF.

(11) Atlas Enhanced Fund, Ltd. is a Cayman corporation (“AEF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AEF LTD. owns 74.85% of the equity interests in AEMF.

(12) Atlas Fundamental Trading Master Fund Ltd. is a Cayman corporation (“AFT MASTER”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman
KY1-1104, Cayman Islands, British West Indies.

(13) Atlas Fundamental Trading Fund, L.P., is a Delaware limited partnership (“AFT LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFT LP owns 76.27% of the equity interests in AFT MASTER.

(14) Atlas Fundamental Trading Fund Ltd. is a Cayman corporation (“AFT LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O Box 309 , Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. AFT LTD owns 23.12% of the equity interests in AFT MASTER.

(15) Lyxor/Balyasny Atlas Enhanced Fund Limited is a Jersey limited corporation (“LYXOR”), with its registered office at 18 Esplanade, St. Helier, Jersey JE4 8RT, Channel Islands.

(16) BAM Zie Master Fund, Ltd. is a Cayman corporation (“BZMF”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies.

Page 23 of 41 Pages

(17) BAM Zie Fund, LLC is a Delaware limited liability company (“BZF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BZF LLC owns 50.75% of the equity interests in BZMF.

(18) BAM Zie Fund, Ltd. is a Cayman corporation (“BZF LTD”), with its principal business office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, British West Indies. BZF LTD owns 48.39% of the equity interests in BZMF.

(19) Balyasny Asset Management L.P. is a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, and Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, AEMF, AEF LP, AEF LTD, AFT MASTER, AFT LP, AFT LTD, LYXOR, BZMF, BZF LLC, BZF LTD.

(20) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number: 171484108

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:

AMF

(a)	Amount Beneficially Owned:

322,635

(b)	Percent of Class:

1.86%

Page 24 of 41 Pages

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

322,635

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

322,635

(iv)	Shared power to dispose or to direct disposition of:

None

AG

(a)	Amount Beneficially Owned:

By virtue of its ownership of 11.88% of the equity interest in AMF, AG may be deemed to beneficially own the 322,635 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

1.86%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

322,635

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

322,635

Page 25 of 41 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AGI

(a)	Amount Beneficially Owned:

By virtue of its ownership of 21.19% of the equity interest in AMF, AGI may be deemed to beneficially own the 322,635 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

1.86%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

322,635

(ii)	Shared power to vote or to direct vote:

None

(ii)	Sole power to dispose or direct disposition of:

322,635

(iv)	Shared power to dispose or to direct disposition of:

None

AIF LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 4.22% of the equity interest in AMF, AIF LLC may be deemed to beneficially own the 322,635 Shares of the Company’s Common Stock beneficially owned by AMF.

Page 26 of 41 Pages

(b)	Percent of Class:

1.86%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

322,635

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

322,635

(iv)	Shared power to dispose or to direct disposition of:

None

AIF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 14.33% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 322,635 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

1.86%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

322,635

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

322,635

Page 27 of 41 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AIF2 LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 10.08% of the equity interest in AMF, AIF2 LLC may be deemed to beneficially own the 322,635 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

1.86%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

322,635

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

322,635

(iv)	Shared power to dispose or to direct disposition of:

None

AIF2 LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 25.71% of the equity interest in AMF, AIF2 LTD may be deemed to beneficially own the 322,635 Shares of the Company’s Common Stock beneficially owned by AMF.

Page 28 of 41 Pages

(b)	Percent of Class:

1.86%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

322,635

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

322,635

(iv)	Shared power to dispose or to direct disposition of:

None

AGJ

(a)	Amount Beneficially Owned:

By virtue of its ownership of 6.56% of the equity interest in AMF, AGJ may be deemed to beneficially own the 322,635 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

1.86%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

322,635

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

322,635

Page 29 of 41 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AEMF

(a)	Amount Beneficially Owned:

346,346

(b)	Percent of Class:

2.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

346,346

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

346,346

(iv)	Shared power to dispose or to direct disposition of:

None

AEF LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 23.56% of the equity interest in AEMF, AEF LP may be deemed to beneficially own the 346,346 Shares of the Company’s Common Stock beneficially owned by AEMF.

Page 30 of 41 Pages

(b)	Percent of Class:

2.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

346,346

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

346,346

(iv)	Shared power to dispose or to direct disposition of:

None

AEF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 74.85% of the equity interest in AEMF, AEF LTD may be deemed to beneficially own the 346,346 Shares of the Company’s Common Stock beneficially owned by AEMF.

(b)	Percent of Class:

2.00%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

346,346

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

346,346

Page 31 of 41 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AFT MASTER

(a)	Amount Beneficially Owned:

23,929

(b)	Percent of Class:

0.14%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

23,929

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

23,929

(iv)	Shared power to dispose or to direct disposition of:

None

Page 32 of 41 Pages

AFT LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 76.27% of the equity interest in AFT MASTER, AFT LP may be deemed to beneficially own the 23,929 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

(b)	Percent of Class:

0.14%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

23,929

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

23,929

(iv)	Shared power to dispose or to direct disposition of:

None

AFT LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 23.12% of the equity interest in AFT MASTER, AFT LTD may be deemed to beneficially own the 23,929 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

(b)	Percent of Class:

0.14%

Page 33 of 41 Pages

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

23,929

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

23,929

(iv)	Shared power to dispose or to direct disposition of:

None

LYXOR

(a)	Amount Beneficially Owned:

26,775

(b)	Percent of Class:

0.15%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

26,775

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

26,775

Page 34 of 41 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

BZMF

(a)	Amount Beneficially Owned:

225,569

(b)	Percent of Class:

1.30%

(c)	Number of Shares as to which person has:

(ii)	Sole power to vote or to direct vote:

225,569

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

225,569

(iv)	Shared power to dispose or to direct disposition of:

None

BZF LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 50.75% of the equity interest in BZMF, BZF LLC may be deemed to beneficially own the 225,569 Shares of the Company’s Common Stock beneficially owned by BZMF.

(b)	Percent of Class:

1.30%

Page 35 of 41 Pages

(c)	Number of Shares as to which person has:

(iv)	Sole power to vote or to direct vote:

225,569

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

225,569

(iv)	Shared power to dispose or to direct disposition of:

None

BZF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 48.39% of the equity interest in BZMF, BZF LTD may be deemed to beneficially own the 225,569 Shares of the Company’s Common Stock beneficially owned by BZMF.

(b)	Percent of Class:

1.30%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

225,569

(ii)	Shared power to vote or to direct vote:

None

(v)	Sole power to dispose or direct disposition of:

225,569

Page 36 of 41 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, AEMF, AEF LP, AEF LTD, AFT MASTER, AFT LP, AFT LTD, LYXOR, BZMF, BZF LLC, and BZF LTD, BAM may be deemed to beneficially own the 945,254 Shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, AEMF, AEF LP, AEF LTD, AFT MASTER, AFT LP, AFT LTD, LYXOR, BZMF, BZF LLC, and BZF LTD.

(b)	Percent of Class:

5.46%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

945,254

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

945,254

(iv)	Shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 945,254 Shares of the Company’s Common Stock beneficially owned by BAM.

Page 37 of 41 Pages

(b)	Percent of Class:

5.46%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

945,254

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

945,254

(iv)	Shared power to dispose or to direct disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Page 38 of 41 Pages

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 39 of 41 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

ATLAS MASTER FUND, LTD.		ATLAS GLOBAL, LLC

By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory	By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		ATLAS INSTITUTIONAL FUND, LLC

By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory	By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD.		ATLAS INSTITUTIONAL FUND II, LLC

By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory	By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory

ATLAS INSTITUTIONAL FUND II, LTD.		ATLAS GLOBAL JAPAN UNIT TRUST

By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory	By:	/s/ Scott Schroeder Scott Schroeder Authorized Representative

Page 40 of 41 Pages

ATLAS ENHANCED MASTER FUND, LTD.		ATLAS ENHANCED FUND, L.P.

By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory	By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory

ATLAS ENHANCED FUND, LTD.		ATLAS FUNDAMENTAL TRADING MASTER FUND LTD.

By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory	By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory

ATLAS FUNDAMENTAL TRADING FUND, L.P.		ATLAS FUNDAMENTAL TRADING FUND, LTD.

By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory	By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory

LYXOR/BALYASNY ATLAS ENHANCED FUND LIMITED		BAM ZIE MASTER FUND, LTD

By:	/s/ Scott Schroeder Scott Schroeder Authorized Representative	By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory

BAM ZIE FUND, LLC		BAM ZIE FUND, LTD

By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory	By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory

BALYASNY ASSET MANAGEMENT L.P.		DMITRY BALYASNY

By:	/s/ Scott Schroeder Scott Schroeder Authorized Signatory	By:	/s/ Scott Schroeder Scott Schroeder Authorized Representative

Page 41 of 41 Pages